EXHIBIT 5.1


                     BUSH ROSS GARDNER WARREN & RUDY, P.A. [letterhead]
                               ATTORNEYS AT LAW
                          220 SOUTH FRANKLIN STREET
                          TAMPA, FLORIDA 33602

                              (813) 224-9255
                          FAX (813) 223-9620
                          ------------------

                          MAILING ADDRESS:
                          POST OFFICE BOX 3913
                          TAMPA, FL 33601




July 23, 2002


Technology Research Corporation
5250 140th Avenue North
Clearwater, FL 33760

     We have represented Technology Research Corporation, a Florida corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 300,000 of the Company's common stock, par value $.51 per share (the "Common Shares"), issued to or to be issued pursuant to the Technology Research Corporation 2000 Long Term Incentive Plan (the "Plan").

Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that (i) the Common Shares to be offered by the Company under the Plan pursuant to the Registration Statement have been duly authorized and, (ii) when issued and sold by the Company in accordance with the Plan and the stock options exercised thereunder, will be legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.


Very truly yours,

/s/ Randy K. Sterns
    Randy K. Sterns